Exhibit 99.1

Contact:

Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com

INTERMUNE REPORTS FIRST QUARTER 2014 FINANCIAL RESULTS, CLINICAL DEVELOPMENT AND BUSINESS HIGHLIGHTS

BRISBANE, Calif., May 1, 2014 — InterMune, Inc. (NASDAQ: ITMN) today announced results from operations for the first quarter ended March 31, 2014. The company also highlighted recent clinical development and business highlights, and raised its forward-looking revenue guidance for 2014.

InterMune reported Esbriet® (pirfenidone) revenue in the first quarter of 2014 of $30.3 million, compared with $10.5 million in the same quarter a year earlier, an increase of 188 percent. Sequentially, Esbriet revenue in the first quarter of 2014 increased 18 percent from $25.7 million in the fourth quarter of 2013. Esbriet is InterMune’s product marketed in Europe and Canada for the treatment in adults of mild-to-moderate idiopathic pulmonary fibrosis (IPF).

Dan Welch, Chairman, Chief Executive Officer and President of InterMune said, “Our commercial momentum continues, with sequential quarterly revenue growth of 18 percent in the first quarter of 2014 – one of the few quarters in which Esbriet was not launched in a new country since the initial launch in September 2011. Based on our solid first quarter results, we today raised our 2014 revenue guidance to a range of $130-$140 million. This represents potential growth of approximately 85 to 100 percent from Esbriet revenue of $70.3 million in 2013. With the April 1 approval of pricing and reimbursement in the Netherlands, Esbriet is now reimbursed and launched in 14 of our original 15 top-priority markets in Europe.”

Mr. Welch continued, “An important event during the quarter was the announcement in February of the top-line results from the Phase 3 ‘ASCEND’ trial of pirfenidone in IPF. Presentation of the ASCEND results will be made during the international meeting of the American Thoracic Society (ATS) in San Diego. In addition to ASCEND, we are pleased that 18 abstracts covering pirfenidone and our expanding anti-fibrotic R&D pipeline will be presented at ATS. In particular, we look forward to sharing for the first time with the pulmonology community at ATS the performance characteristics of our pirfenidone analogs. Based on the clinically validated pirfenidone chemical scaffold, these novel agents are now in preclinical development and a development candidate is currently expected to enter the clinic in the first half of next year.”

Recent Clinical Development and Business Highlights

•	On February 25, InterMune reported top-line results from the ASCEND Phase 3 trial of pirfenidone in IPF. In ASCEND, pirfenidone significantly decreased the decline in percent predicted forced vital capacity (FVC) between Baseline and Week 52 (rank ANCOVA p<0.000001). Significant treatment effects were demonstrated on both of the two key secondary endpoints of six-minute walk test distance change (p=0.0360) and progression-free survival (p=0.0001). A pre-specified analysis of the pooled population (N=1,247) across ASCEND and the two Phase 3 CAPACITY studies taking CAPACITY mortality data through Week 52 showed that the risk of all-cause mortality was reduced by 48% in the pirfenidone group compared to the placebo group (HR=0.52, log rank p=0.0107).

•	Additionally, in ASCEND the well-characterized safety and tolerability profile of pirfenidone was confirmed. The most common adverse events (AEs) with higher incidence in the pirfenidone group were primarily gastrointestinal (GI) (e.g., nausea and dyspepsia) and skin-related (e.g., rash). The GI and rash AEs were generally mild to moderate in severity, manageable, reversible and only infrequently led to treatment discontinuations.

•	InterMune is preparing to resubmit the pirfenidone New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) early in the third quarter of 2014. The NDA will include the ASCEND Clinical Study Report as well as pooled analyses of efficacy and mortality from the three InterMune Phase 3 trials. The NDA resubmission will also include a comprehensive safety update that involves patient exposure of pirfenidone in approximately 15,000 patients including clinical studies and the extensive post-marketing experience on pirfenidone collected since 2008.

•	As a Class 2 resubmission, FDA’s review is expected to be completed within six months. If FDA approval occurs within that timeframe, InterMune currently anticipates that it would be prepared to launch pirfenidone in the United States early in the second quarter of 2015.

•	A total of 27 abstracts concerning pirfenidone sponsored by either InterMune or others will be presented at the ATS meeting. A total of 18 abstracts sponsored by InterMune will be presented at ATS covering pirfenidone and the company’s expanding anti-fibrotic pipeline. Additional information on the presentation of InterMune-sponsored abstracts will be provided prior to the ATS meeting.

•	Effective April 1, 2014, the Ministry of Health, Welfare and Sport of the Netherlands approved Esbriet for inclusion on the Dutch list of reimbursed drugs, making Esbriet the first registered and reimbursed medicine for the treatment of IPF in the Netherlands. Esbriet will be reimbursed for patients with mild to moderate IPF with forced vital capacity (FVC) of more than 50% of predicted. The Ministry set a price corresponding to €31,157 (~$43,000) per patient per year.

•	The company announced that enrollment was completed on schedule for its Phase 2, four-month LOTUSS trial to evaluate the safety and tolerability of pirfenidone in 63 patients with systemic sclerosis-related interstitial lung disease (SSc-ILD). SSc-ILD is an orphan disease with a prevalence approximately as large as that of IPF and with no approved therapies. In November 2013, pirfenidone was granted orphan drug status for the treatment of SSc-ILD in the United States. The data from LOTUSS are expected in the fourth quarter of this year.

•	The company announced that it will describe at the ATS conference the performance characteristics of ITMN-30162 and ITMN-14440, its two lead second-generation pirfenidone analogs. These compounds display potent anti-fibrotic activity at very low doses in animal models, have pharmacokinetic profiles that predict once or twice-daily dosing in humans and as deduced from nonclinical studies a reduced potential for GI and photosensitivity effects. Based on the clinically validated pirfenidone scaffold, these novel agents are now in preclinical development and a development candidate is currently expected to enter the clinic in the first half of 2015.

•	InterMune provided an update on its growing patent estate relating to pirfenidone in the U.S. and the European Union (EU). The company now has 16 issued patents and two allowed patent applications in the U.S. concerning the formulation and the safe and efficacious use of pirfenidone, and five issued patents and one allowed patent application in the EU. These patents and pending applications have 20-year patent terms with expiration dates that range from 2026 to 2033.

•	The company continues on track to be prepared to launch pirfenidone in the United States should an FDA approval of the pirfenidone NDA be granted. Senior U.S. commercial management is now hired and the team is executing against the comprehensive strategic and tactical plans including the building of all the commercial, medical affairs and infrastructure requirements for a successful launch.

First Quarter 2014 Financial Results (Unaudited)

InterMune reported total Esbriet revenue in the first quarter of 2014 of $30.3 million, compared with $10.5 million in the first quarter of 2013, an increase of 188 percent. Sequentially, Esbriet revenue in the first quarter of 2014 increased 18 percent from $25.7 million in the fourth quarter of 2013.

Research and development (R&D) expenses in the first quarter of 2014 were $32.1 million compared with $25.9 million in the first quarter of 2013, an increase of 24 percent. Increased R&D expenses primarily reflect activities to complete the ASCEND Phase 3 trial, a higher number of patients in the RECAP extension study of pirfenidone and activities related to the preparation of the pirfenidone NDA resubmission. R&D expenses in the first quarter of 2014 also reflect increased activity related to the company’s product development and registration activities, primarily the conduct of the LOTUSS, PANORAMA (safety and tolerability of Esbriet with and without N-acetylcysteine) and PASSPORT (safety and tolerability registry in Europe) studies as well as its several advancing anti-fibrotic research programs, many of which will be introduced for the first time at the ATS meeting in May.

Selling, general and administrative (SG&A) expenses were $44.3 million in the first quarter of 2014, compared with $30.0 million in the same period a year earlier, an increase of 48 percent. The increased spending for the three month period in 2014 compared with the same period in 2013 is primarily attributable to increasing investments in pre-launch preparations in the United States and to a lesser extent, the continued development of InterMune’s commercial infrastructure and investments in the pre-launch and launches of Esbriet in Europe and Canada.

InterMune reported a net loss for the first quarter of 2014 of $53.6 million, or $0.59 per share, compared with a net loss of $49.9 million, or $0.64 per share, in the first quarter of 2013.

As of March 31, 2014, InterMune had cash, cash equivalents and available-for-sale securities of approximately $606.4 million. The March 31, 2014 cash balances include net proceeds of approximately $268.0 million from InterMune’s public offering of common stock, which was completed in March 2014.

Guidance for 2014 Revenue and Operating Expenses

The company updated its forward-looking financial guidance for Esbriet revenue and operating expenses in 2014, initially provided on January 9, 2014.

Esbriet revenue: The company raised its 2014 revenue guidance, now projected to be in a range of $130 to $140 million (previously $115 to $135 million). The new range represents potential growth in 2014 of approximately 85 to 100 percent from Esbriet revenue of $70.3 million in 2013. The company anticipates the impact on Esbriet revenue in the EU due to the positive ASCEND results announced in late February 2014 to be partially observed in the fourth quarter of 2014, and not meaningfully until 2015 when the European prescribing information (SmPC) is amended to reflect the ASCEND-related data, which is expected to occur around the end of 2014. InterMune anticipates that revenue growth in Europe will be less affected by the one-time effects of individual country launches, and will primarily be driven by growth in countries in which Esbriet has already been launched, and in a limited number of smaller new markets. Regarding Spain, the only country of the company’s original 15 top-priority European countries for which Esbriet reimbursement and product launch have not yet occurred, economic conditions in that country continue to make it challenging to predict the date by which the company can expect to conclude pricing and reimbursement for Esbriet. InterMune now expects to provide an update on the pricing and reimbursement discussions on Esbriet in Spain in the second half of this year (previously first half). The revenue guidance accounts for the fact that InterMune has not yet achieved reimbursement for Esbriet in Canada from any of the public payers (provincial and territorial) and the company does not expect to achieve public reimbursement there until late in 2014.

Research and Development (R&D) expense: No change from January 2014 guidance. Currently anticipated to be in a range of $110 to $120 million. The anticipated increase of approximately 0-5 percent in R&D expense in 2014 compared to 2013 reflects a reduction in expense from the completion of the ASCEND trial, which is more than offset by several factors: increased expenses in 2014 related to the full-year effect on expenses of the RECAP study (during 2013, an increasing number of patients in the ASCEND study were enrolled into the open-label RECAP study and remain in the study); expenses related to the preparation, submission and prosecution of the Esbriet NDA resubmission; and new investments in the company’s advancing research, pre-clinical and clinical development programs.

Selling, General and Administrative (SG&A) expense: No change from January 2014 guidance. Currently anticipated to be in a range of $210 to $225 million. The approximate 45-50 percent growth in SG&A expense in 2014 compared to 2013 is anticipated to come from three areas in descending order of magnitude: infrastructure building and commercial pre-launch preparations for the potential launch of Esbriet in the United States; the full-year effect on 2014 expenses of commercial organizations that were established in the summer of 2013 in Italy and the UK and additional infrastructure to support the marketing of Esbriet in European countries beyond the company’s 15 initial top-priority targeted EU markets.

Total Operating Expenses (R&D and SG&A): No change from January 2014 guidance. Currently anticipated to be in a range of $320 to $345 million.

Conference Call and Webcast Details

InterMune will host a live webcast of a conference call today at 4:30 p.m. EDT to discuss business highlights and financial results for the first quarter 2014. Interested investors and others may participate in the conference call by dialing 800-745-9476 (U.S.) or +1-212-231-2906 (international), conference ID# 21714990. A replay of the webcast and teleconference will be available approximately three hours after the call.

To access the webcast, please log on to the company’s website at www.intermune.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required.

A telephonic replay will be available for 10 business days following the call and can be accessed by dialing 800-633-8284 (U.S.) or +1 402-977-9140 (international), and entering the conference ID# 21714990. The webcast will remain available on the company’s website until the next earnings call.

About InterMune

InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and orphan fibrotic diseases. In pulmonology, we are focused on therapies for the treatment of idiopathic pulmonary fibrosis (IPF), a progressive and fatal lung disease. Pirfenidone is marketed by InterMune in the EU and Canada as Esbriet®. Pirfenidone is not approved for marketing in the United States. InterMune intends to resubmit the pirfenidone New Drug Application (NDA) to the U.S. FDA early in the third quarter of 2014 to support regulatory registration in the United States. InterMune’s research programs are focused on the discovery of targeted, small-molecule therapeutics and biomarkers to treat and monitor serious pulmonary and fibrotic diseases. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release, including without limitation: InterMune’s expectations regarding its anticipated timing of resubmitting the pirfenidone New Drug Application (NDA) to the U.S. FDA (FDA) and its expectations for the time period of the FDA’s completion of its review of the NDA; InterMune’s expectations regarding the timing of commercial launch of pirfenidone in the U.S. and its pre-launch preparations in the United States; its expectations regarding the Company’s announcements at the American Thoracic Society meeting in May 2014; InterMune’s expectations regarding the potential for its pirfenidone analog compounds and expanding anti-fibrotic research and development pipeline; InterMune’s expectations with respect to Canada of securing coverage from private insurance plans and reimbursement from public (provincial) drug reimbursement plans including the timing thereof; and InterMune’s projected revenue from sales of Esbriet and operating expenses for 2014. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and

InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements.

Other factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 24, 2014 (the “Form 10-K”) and other periodic reports filed with the SEC, including but not limited to the following: (i) the risks related to the uncertain, lengthy and expensive clinical development process for the company’s product candidates, including having no unexpected safety, toxicology, clinical or other issues and having no unexpected clinical trial results such as unexpected new clinical data and unexpected additional analysis of existing clinical data; (ii) risks related to the regulatory process for the company’s product candidates, including the possibility that the results of the new 52-week Phase 3 clinical trial (ASCEND) having an FVC endpoint may not be satisfactory to the FDA for InterMune to receive regulatory approval for pirfenidone in the United States; (iii) risks related to unexpected regulatory actions or delays or government regulation generally; (iv) risks related to the company’s manufacturing strategy, which relies on third-party manufacturers and which exposes InterMune to additional risks where it may lose potential revenue; (v) government, industry and general public pricing pressures; (vi) risks related to our ability to successfully launch and commercialize Esbriet in Europe and Canada, including successfully establishing a commercial operation in Europe and Canada and receiving favorable governmental pricing and reimbursement approvals in the various European countries and securing coverage from private insurance plans and reimbursement from public (provincial) drug reimbursement plans in Canada; and (vii) InterMune’s ability to obtain or maintain patent or other proprietary intellectual property protections. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-K and InterMune’s other periodic reports filed with the SEC, including, when available, its Quarterly Report on Form 10-Q for the three months ended March 31, 2014, all of which are available via InterMune’s web site at www.intermune.com.

Esbriet® is a registered trademark of InterMune, Inc.

Financial tables follow:

InterMune, Inc.

PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2014	2013
Revenue, net
Esbriet product sales	$30,274	$10,530
Costs and expenses:
Cost of goods sold	3,365	2,376
Research and development	32,051	25,876
Selling, general and administrative	44,327	29,976

Total costs and expenses	79,743	58,228
Loss from operations	(49,469)	(47,698)
Interest income	103	137
Interest expense	(3,860)	(3,483)
Change in value of embedded conversion derivative	—	8,758
Loss on extinguishment of notes	—	(7,900)
Other	(302)	480

Loss from continuing operations before income taxes	(53,528)	(49,706)
Income tax provision	490	399

Loss from continuing operations, net of income taxes	(54,018)	(50,105)
Income from discontinued operations, net of income taxes	371	230

Net loss	$(53,647)	$(49,875)

Basic net income (loss) per common share:
Continuing operations	$(0.60)	$(0.65)
Discontinued operations	0.01	0.01

	$(0.59)	$(0.64)

Shares used in computing basic net income (loss) per common share	90,634	77,411

Shares used in computing diluted net income (loss) per common share	90,634	84,604

InterMune, Inc.

PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	March 31, 2014	December 31, 2013
Cash, cash equivalents and available-for-sale securities	$606,427	$387,007
Acquired product rights, net	17,000	17,250
Other assets	64,061	58,376

Total assets	$687,488	$462,633

Total other liabilities	$78,034	$63,248
Convertible notes - noncurrent	248,271	265,102
Stockholders’ equity	361,183	134,283

Total liabilities and stockholders’ equity	$687,488	$462,633

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